Exhibit 99.1

Where Food Comes From, Inc. Reports 2020 Third Quarter Financial Results

CASTLE ROCK, Colorado – November 5, 2020 – Where Food Comes From, Inc. (WFCF) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2020 third quarter and nine-month financial results.

“Customer demand for beef-related products and services remained strong in the third quarter as producers and packers continued to prioritize premium verifications and momentum around our BeefCARE™ program continued to grow,” said John Saunders, chairman and CEO. “The strong growth of our beef business nearly offset the pandemic-related decline in auditing activity for pork, poultry, dairy and egg customers, who are delaying audits due to restrictions on third-party access to their more enclosed production environments. Once restrictions ease as the pandemic is brought under control, we expect these audits to resume in earnest and will be prepared for the expected surge in demand.

“Our positive revenue performance, which comes at a time when many companies are reporting sharp declines in revenue year over year, underscores the importance of the diverse revenue mix we have built over the past 10 years through both M&A activity and internal development of new verification services,” Saunders added. “In addition, our focus on higher-margin beef products and services, coupled with a reduction in SG&A expenses year over year, resulted in the most profitable quarter in Company history. Gross margins improved by 310 basis points in the third quarter and net income attributable to WFCF grew by 35% to a record $730,000, or $0.03 per share. We continued to generate positive cash flows from operations in the third quarter and have a strong balance sheet with $3.9 million in working capital and $4.9 million in cash, cash equivalents and short-term investments.”

Third Quarter Results – 2020 vs. 2019

Revenue in the third quarter ended September 30, 2020, was essentially flat year-over-year at $6.2 million. An increase in beef-related audits and an associated jump in tag sales nearly offset sharply lower verification revenue from poultry, pork, dairy and egg customers due to COVID-19 restrictions on on-site audits. Revenue mix included:

●	Verification and certification services, down 10% to $4.3 million from $4.8 million.
●	Product revenue, up 25% to $1.4 million from $1.1 million.
●	Software license, maintenance, and support (excluding intercompany sales), up 8% to $245,000 from $227,000.
●	Software-related consulting services (excluding intercompany sales), up 77% to $283,000 from $160,000.

Gross profit in the third quarter increased to $2.8 million from $2.6 million. Gross margin increased to 44.6% from 41.5% due primarily to an increase in higher-margin tag sales and beef audits.

Selling, general and administrative expense decreased 8% in the third quarter to $1.8 million from $2.0 million in the same quarter last year.

Operating income increased 56% in the third quarter to $956,000 from $614,000 in the same quarter last year.

Net income attributable to Where Food Comes From, Inc. in the third quarter increased 35% to $730,000, or $0.03 per share, from net income of $541,000, or $0.02 per share, in the same quarter last year.

Adjusted EBITDA in the third quarter increased 28% to $1.3 million from $1.0 million in the same quarter last year.

Nine-Month Results – 2020 vs. 2019

Total revenue for the nine-month period ended September 30, 2020, decreased 4% to $14.5 million from $15.1 million in the same period last year. Revenue mix included:

●	Verification and certification services, down 10% to $10.2 million from $11.3 million.
●	Product revenue, up 22% to $2.9 million from $2.4 million.
●	Software license, maintenance, and support (excluding intercompany sales), down 24% to $625,000 from $822,000.
●	Software-related consulting services (excluding intercompany sales), up 39% to $799,000 from $576,000.

Gross profit for the nine-month period increased 2% to $6.5 million from $6.3 million. Gross margin increased to 44.6% from 42.1% based on a shift in revenue mix to higher margin services and products.

Selling, general and administrative expense decreased 4% year over year to $5.4 million from $5.6 million.

Operating income increased 49% year over year to $1.1 million from $717,000.

Net income attributable to Where Food Comes From, Inc. increased 11% year over year to $840,000, or $0.03 per share, from $759,000, or $0.03 per share, in the prior year.

Adjusted EBITDA increased 5% year over year to $2.0 million from $1.9 million.

The Company generated $2.2 million in net cash from operations in the first nine months of 2020, down 7% from $2.3 million in the same period last year.

The cash, cash equivalents and short-term investments balance at September 30, 2020, increased 69% to $4.9 million from $2.9 million at 2019 year-end. The Company had $3.9 million in working capital at September 30, 2020, up from $3.1 million at 2019 year-end.

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13712011

Phone replay:

A telephone replay of the conference call will be available through December 4, 2020, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13712011

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace; ability to continue posting positive financial results; and expectations for a surge in demand for certain audits when the pandemic subsides are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the third quarter and nine-month period are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Where Food Comes From, Inc.

Statements of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands, except per share amounts)	2020	2019	2020	2019
Revenues:
Verification and certification service revenue	$4,307	$4,759	$10,218	$11,314
Product sales	1,362	1,086	2,883	2,363
Software license, maintenance and support services revenue	245	227	625	822
Software-related consulting service revenue	283	160	799	576
Total revenues	6,197	6,232	14,525	15,075
Costs of revenues:
Costs of verification and certification services	2,233	2,673	5,283	6,332
Costs of products	866	697	1,869	1,538
Costs of software license, maintenance and support services	138	153	393	469
Costs of software-related consulting services	198	122	508	395
Total costs of revenues	3,435	3,645	8,053	8,734
Gross profit	2,762	2,587	6,472	6,341
Selling, general and administrative expenses	1,806	1,973	5,401	5,624
Income from operations	956	614	1,071	717
Other expense (income):
Dividend income from Progressive Beef	(30)	(30)	(90)	(90)
Other income, net	(2)	(2)	(6)	(7)
Loss / (Gain) on foreign currency exchange	2	-	1	-
Gain on sale of assets	(19)	-	(19)	(1)
Interest expense	4	2	9	8
Income before income taxes	1,001	644	1,176	807
Income tax expense	271	184	336	230
Net income	730	460	840	577
Net loss attributable to non-controlling interest	-	81	-	182
Net income attributable to Where Food Comes From, Inc.	$730	$541	$840	$759

Per share - net income attributable to Where Food Comes From, Inc.:
Basic	$0.03	$0.02	$0.03	$0.03
Diluted	$0.03	$0.02	$0.03	$0.03
* less than $0.01 per share
Weighted average number of common shares outstanding:
Basic	24,745	24,792	24,857	24,879
Diluted	24,894	24,972	25,011	25,062

The accompanying notes are an integral part of these consolidated financial statements.

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(Amounts in thousands)	2020	2019	2020	2019

Net income attributable to Where Food Comes From, Inc.	$730	$541	$840	$759
Adjustments to EBITDA:
Interest expense	4	2	9	8
Income tax expense	271	184	336	230
Depreciation and amortization	257	257	736	802
EBITDA*	1,262	984	1,921	1,799
Adjustments:
Stock-based compensation	25	37	80	129
Cost of acquisitions	15	-	15	-
ADJUSTED EBITDA*	$1,302	$1,021	$2,016	$1,928

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	September 30,	December 31,
(Amounts in thousands, except per share amounts)	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,625	$2,638
Accounts receivable, net of allowance	2,523	2,515
Short-term investments in certificates of deposit	262	258
Prepaid expenses and other current assets	717	450
Total current assets	8,127	5,861
Property and equipment, net	1,669	1,545
Operating lease right-of-use assets	3,073	3,268
Investment in Progressive Beef	991	991
Intangible and other assets, net	3,105	3,248
Goodwill	2,946	2,946
Deferred tax assets, net	350	378
Total assets	$20,261	$18,237

Liabilities and Equity
Current liabilities:
Accounts payable	$953	$1,023
Accrued expenses and other current liabilities	1,179	674
Deferred revenue	1,148	797
Current portion of long term debt	641	-
Current portion of finance lease obligations	9	8
Current portion of operating lease obligations	260	239
Total current liabilities	4,190	2,741
Long term debt, net of current portion	391	-
Finance lease obligations, net of current portion	14	21
Operating lease obligation, net of current portion	3,328	3,526
Total liabilities	7,923	6,288

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 25,812 (2020) and 25,802 (2019) shares issued, and 24,677 (2020) and 24,977 (2019) shares outstanding	26	26
Additional paid-in-capital	11,508	11,425
Treasury stock of 1,135 (2020) and 825 (2019) shares	(2,199)	(1,665)
Retained earnings	3,003	2,163
Total equity	12,338	11,949
Total liabilities and stockholders’ equity	$20,261	$18,237

The accompanying notes are an integral part of these consolidated financial statements.